EXHIBIT 10.2

August 27, 2007

Mr. Ronald Nicolas
Fremont General Corporation

Dear Ron:

As we have discussed, Fremont wishes to continue to rely on your services as the Company works through the challenges presented by the changing nature of our businesses. In an effort to reduce any anxiety you may have regarding future employment, Fremont General Corporation is offering you a “retention bonus” equal to one year’s base salary. This bonus is payable in four (4) equal quarterly installments commencing with the first payment on or about October 1, 2007. Subsequent payments will be made on or about January 1, April 1, and July 1, 2008 respectively. These payments will be subject to applicable withholding and are not eligible for deferral.

These bonus payments will be forfeit in the event you should resign voluntarily prior to the payment due dates, but should your position be terminated by Fremont prior to July 1, 2008, the Company will deem your obligations to have been met. Any remaining payment(s) due will be made at the time of termination in addition to normal severance pay due from your primary employer, Fremont Investment & Loan, pursuant to Company policy, custom and practice. Once payments under this “retention bonus” have been paid on or before July 1, 2008, the Company’s obligations pursuant to this commitment will cease.

I trust this arrangement meets your needs and is acceptable. If you have any questions, feel free to call me. This offer is separate from any other provision made by Fremont Investment & Loan. Please acknowledge acceptance of this offer by signing and returning the copy to me.

Yours truly,

Raymond G. Meyers
Senior Vice President & Chief Administrative Officer